Exhibit 99.1

Contacts:

Howard Solomon	Aaron Bensoua
Finn Partners for Fantex, Inc.	Finn Partners for Fantex, Inc.
Phone: (415) 272-0767	Phone: (310) 418-4389
Email: howard.solomon@finnpartners.com	Email: aaron@finnpartners.com

Fantex Series Michael Brockers Convertible Tracking Stock

Begins Trading At Fantex.com

SAN FRANCISCO, Calif., June 1, 2015 — Fantex Brokerage Services announced today that shares of the Fantex Series Michael Brockers Convertible Tracking Stock (OTC: BRKSL) (“Fantex Michael Brockers”) began trading May 29 at Fantex.com. Through an Initial Public Offering (IPO), Fantex, Inc. offered 362,220 shares of BRKSL at a price of $10 per share.

“Fantex Michael Brockers is an important milestone for our business,” said John Rodin, President of Fantex.com. “We now have completed five offerings, and BRKSL was our fastest closing to date.”

Fantex, Inc. has acquired a 10% interest in the brand income earned by Michael Brockers after October 15, 2014, as defined in the Fantex Brand Agreement between Fantex, Inc. and Michael Brockers.

Fantex Michael Brockers is intended to track the brand income of Michael Brockers, a defensive tackle for the St. Louis Rams. Mr. Brockers was selected 14th overall in the first round of the 2012 draft and is preparing for his fourth season in the NFL.

Estimated Gross Brand Income(1)

Those looking for more information on BRKSL or to open a trading account can learn more at Fantex.com.

These securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment.

(1) Estimated Gross Brand Income represents the estimates made by Fantex, Inc. (“Fantex”) in determining the value of the brand contract. The estimate is not intended to be a projection that brand income will be equivalent to this amount. Whether or not brand income is earned by the contract party and received by Fantex is subject to numerous risks and uncertainties, including those described in or incorporated by reference in the prospectus relating to this offering. Stock performance or payment of dividends are not necessarily correlated to the amount of any brand income that may be received by Fantex in the future

Fantex Holdings, Inc., the parent company of Fantex Brokerage Services, LLC (“FBS”), owns shares of every Fantex tracking stock. FBS was the managing underwriter for all Fantex, Inc. tracking stock offerings.

Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking stock that currently exists or that Fantex, Inc. will establish and issue in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services, LLC, an affiliated broker-dealer of Fantex,Inc. and a registered alternative trading system, or a member of the Fantex Brokerage Services, LLC selling group. Fantex Brokerage Services, LLC cannot assure you as to the development or liquidity of any trading market for these tracking stocks.

Fantex, Inc. has filed registration statements (including prospectuses) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in the respective registration statements and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectuses if you request it by calling toll-free 855-905-5050. View the Fantex Michael Brockers prospectus.

Fantex Brokerage Services, LLC, an affiliate of Fantex, Inc., is a registered broker-dealer, an alternative trading system registered with the SEC and a member of the Financial Industry Regulatory Authority.

Participants in the initial public offering of Fantex Series Michael Brockers may not sell shares of Fantex Michael Brockers (a secondary sale) to any person in any jurisdiction in which registration was not complete for that particular jurisdiction or there was not a valid exemption from such registration.

Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements reflect the current views of Fantex or FBS with respect to, among other things, future events and performance. These statements include the Estimated Gross Brand Income as described above. Estimated Gross Brand Income represents the estimates made by Fantex in determining the value of the brand contract The estimate is not intended to be a projection that brand income will be equivalent to this amount. Whether or not brand income is earned by the contract party and received by Fantex is subject to numerous risks and uncertainties, including those described in or incorporated by reference in the prospectus relating to this offering. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by these forward-looking statements. Forward-looking statements speak only as of the date on which they are made. Fantex and FBS expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Fantex Holdings

Based in San Francisco, Fantex Holdings, Inc. serves as the parent company to both Fantex, Inc. and Fantex Brokerage Services, LLC.  Fantex, Inc. is a brand building company that purchases a minority interest in an athlete brand and works to increase the value of the brand.  In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand.  Fantex Brokerage Services, LLC is the exclusive trading platform for tracking stocks that are issued by Fantex, Inc.

###